Exhibit 4.5

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS PURSUANT TO SEC RULE 144 OR UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT AND THE SECURITIES LAWS OF ANY STATE.

ETELOS, INCORPORATED

6% CONVERTIBLE SUBORDINATED NOTE DUE ON THE SECOND ANNIVERSARY OF THE ISSUE DATE

$88,000.00	Seattle, Washington August 28, 2007

ETELOS, INCORPORATED, a Washington corporation (the “Company”), for value received hereby promises to pay to Enable Opportunity Partners LP or their registered assigns (the “Holder”), the sum of Eighty Eight Thousand Dollars ($88,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, on the second anniversary of the issue date of this Note (the “Maturity Date”).  Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder, or, if requested in writing by the Holder, by wire transfer in accordance with the Holder’s instructions.  This Note is issued in connection with the transactions described in that certain Securities Purchase Agreement of August 28, 2007 herewith, by and among the Company and the Purchasers described therein, as the same may be amended, modified or supplemented from time to time (the “Securities Purchase Agreement”).  The Holder is subject to certain restrictions, and is entitled to certain rights and privileges, set forth in the Securities Purchase Agreement.  This Note is one of the Notes referred to as the “Notes” in the Securities Purchase Agreement.

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Note, agrees:

1.                                      Principal and Interest.  Unless this Note is sooner prepaid or converted pursuant to Section 3 hereof, the principal of and all accrued and unpaid interest on this Note shall be paid in full on the Maturity Date.  This Note may be prepaid at any time, without premium or penalty upon thirty (30) days’ prior written notice.

Commencing on February 1, 2008, and on the last day of each calendar quarter thereafter, until the earlier of (a) the payment in full of all outstanding principal of and all accrued and unpaid interest on this Note, or (b) the conversion of this Note pursuant to Section 3 hereof, the Company shall pay interest on this Note, computed on the basis of a 365-day year, from the date of this Note, on the unpaid balance of the outstanding principal amount of this Note, at six percent (6%) per annum (the “Coupon Rate”).

Commencing on September 1, 2008, and on the last day of each calendar quarter thereafter, until the earlier of (a) the payment in full of all outstanding principal of and all accrued and unpaid interest on this Note, or (b) the conversion of this Note pursuant to Section 3 hereof, the Company shall make 4 equal principal payments on this Note, computed by dividing the original principal of this Note by 12 and multiplying by 3.

2.                                      Events of Default.

(a)                                  Definition. Other than on terms approved beforehand by Holders of at least a majority in principal amount of all then outstanding Notes (exclusive of Notes held by the Company or its subsidiaries or affiliates) issued pursuant to the Securities Purchase Agreement, an Event of Default with respect to this Note shall mean the following:

i.                  Any default in the payment of (A) the principal amount of any Note or (B) interest, liquidated damages an d other amounts owing to a Holder on any Note, as and when the same shall become due and payable (whether on a Conversion Date or the Maturity Date or by acceleration or otherwise) which default, solely in the case of an interest payment or other default, solely in the case of an interest payment or other defaulty under clause (B) above, is not cured within five business days;

ii.               The Company shall fail to observe or perform any other covenant or agreement contained in the Notes (other than a breach by the Company of its obligations to deliver shares of Common Stock to the Holder upon conversion) which failure is not cured, if possible to cure, within the earlier to occur of (A) seven days after notice of such failure sent by the Holder or by any other Holder and (B) twelve days after the Company has become or should have become aware of such failure;

iii.            A default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) shall occur under (A) any of the Transaction Document or (B) any other material agreement, lease, document or instrument to which the Company or any Subsidiary is obligated (and not covered by section (vi) below;

iv.           Any representation or warranty made in this Note, any other Transaction Document, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder shall be untrue or incorrect in any material respect as of the date when made or deemed made;

v.              The Company or any Significant Subsidiary shall be subject to a Bankruptcy Event;

1.               A “Bankruptcy Event” means any of the following events: (a) the company or any Significant Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of deby, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty days (60) after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered;(d) the Company or any Significant Subsidiary thereof  suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to , approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

vi.           The Company or any Subsidiary shall default on any of it obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there my be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $450,000, whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

vii.  The Company shall fail for any reason to deliver certificates to a Holder prior to the seventh day after a Conversion Date or any Forced Conversion Date pursuant to this Note or the Company shall provide at any time notice to the Holder, including by way of public announcement, of the Company’s intention to not honor requests for conversions of any Notes in accordance with the terms hereof; or

viii. Any monetary judgment, writ or similar final process shall be entered or filed against the Company, any Subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days.

(b)                                  Notice of Events of Default.  The Company covenants that it will give notice to each holder of any Note of the occurrence of any Event of Default within five (5) business days after the discovery of such an event by an officer of the Company, specifying the nature thereof, the period of existence thereof and what action it proposes to take with respect thereto.

(c)                                  Right of Acceleration.  If an Event of Default shall occur and be continuing pursuant to items 2(a) above, then the Holder, acting alone, may accelerate payment of this Note.

(d)                                  Default Rate of Interest.  If any payment due hereunder, including those due upon acceleration, is not paid within fifteen (15) days after its due date, the entire balance of this Note shall bear interest from the date of default until such payment (including all accrued interest through the date of payment) is paid, at the per annum rate of interest equal to the Coupon Rate plus 2%; provided, however, that in no event shall such interest rate exceed the maximum rate permitted by law.

3.                                      Conversion.  The outstanding principal amount of and any accrued but unpaid interest under this Note shall be convertible into capital stock of the Company (the “Conversion Shares”), as follows:

(a)                                  Optional Conversion.  At any time prior to (i) full repayment, (ii) Mandatory Conversion by  the Company, as described herebelow in this section, or (iii) the date which is five (5) business days after the Maturity Date, the Holder shall have the right at the Holder’s option to convert the outstanding principal amount and accrued interest of this Note into fully paid nonassessable shares of a series of preferred stock (“Preferred Shares”), with rights and preferences equivalent to those of the Company’s Certificate of Designation for

Series D Preferred Stock (see attached).  The conversion price shall be $0.25 per Preferred Stock subject to adjustment herein.

(b)                                  Mandatory Conversion Upon Closing of Preferred Stock Offering.  Upon the closing (not later than January 31, 2008) of the sale of a series of preferred stock (the “Series E Shares”) having aggregate gross proceeds to the Company of not less than $5,000,000, exclusive of proceeds to the Company in connection with the Securities Purchase Agreement dated July, 2007, the outstanding principal amount and accrued interest of this Note shall be converted automatically, without any further act of the Company or its shareholders, into fully paid nonassessable Series D Shares, pursuant to the terms and conditions of this Section 3, at a conversion price equal to the per share purchase price (the “Offering Price”), less a ten percent discount (10%), paid by investors in the Series D Offering.

(c)                                  Mandatory Conversion Upon Public Offering.  Notwithstanding anything in this Section 3 to the contrary, in the event of the closing of a Public Offering by the Company (as defined at Section 3(m) below), the outstanding principal amount and accrued interest of this Note shall be converted automatically, without any further act of the Company or its shareholders, into fully paid nonassessable Preferred Shares, pursuant to the terms and conditions of this Section 3, at a conversion price equal to the Note Conversion Price.

(d)                                  Mandatory Conversion or Repayment Upon Change of Control.  Notwithstanding anything in this Section 3 to the contrary, in the event of the change of control of forty percent (40%) of the outstanding capital stock of the Company, the Holder of the Note has the option to have the outstanding principal amount and accrued interest of this Note converted automatically, without any further act of the Company or its shareholders, into fully paid nonassessable Preferred Shares, pursuant to the terms and conditions of this Section 3, at a conversion price equal to the Note Conversion Price, or to receive full payment of any outstanding principal and accrued interest.

(e)                                  Mechanics of Conversion.  Upon closing (the “Closing Date”) of the Preferred Stock Offering, a Public Offering, or a Change of Control the outstanding principal amount and accrued interest of this Note shall be converted automatically without any further action by the Holder and whether or not this Note is surrendered to the Company; provided, however, that the Company shall not be obligated to issue to the Holder a certificate that evidences the Conversion Shares unless this Note is delivered to the Company.  The Company may exercise the optional conversion rights specified in Section 3(a) as to any part of this Note by giving Notice to the Holder that the Company is surrendering to the Company this Note, accompanied by written notice stating that the Company elects to convert all or a specified portion of this Note.  Conversion of this Note shall be deemed to have been effected (the “Conversion Date”) on: (i) the closing date of the Preferred Stock Offering; (ii) the date when delivery of notice of an election to convert pursuant to Section 3(a) is made; or (iii) on the closing of a Public Offering (in which event conversion of the Conversion Shares into shares of the Company’s Common Stock in accordance with the terms of the Preferred Shares shall take place immediately after conversion of the Notes).  As promptly as practicable thereafter

(and after surrender of this Note to the Company), the Company shall issue and deliver to the Holder a certificate for the number of full Conversion Shares to which the Holder is entitled and a check or cash with respect to any fractional interest in a Conversion Share as provided in Section 3(e).  The person in whose name the certificate for Conversion Shares are to be issued shall be deemed to have become a holder of record of such shares on the Conversion Date.  Upon conversion of only a portion of the principal amount of this Note (in the case of optional conversion pursuant to Section 3(a)), the Company shall issue and deliver to the Holder, at the expense of the Company, a new Note covering the principal amount of the unconverted portion of this Note.

(f)                                    Fractional Shares.  No fractional Conversion Shares or scrip shall be issued upon conversion of this Note.  Instead of any fractional Conversion Shares which would otherwise be issuable upon conversion of this Note, the Company shall pay a cash adjustment in respect of such fractional interest in an amount equal to that fractional interest of the Offering Price or the Note Conversion Price, as applicable.

(g)                                 Stock Dividends and Stock Splits. If the Company, at any time while this Note is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of, or payment of interest on, the Notes); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(h)                                 Combination of Conversion Shares.  If the number of Conversion Shares (or shares issuable upon conversion thereof) outstanding at any time after the Issue Date is decreased by a combination or reclassification of the outstanding Conversion Shares (or shares issuable upon conversion thereof), then, immediately after the effective date of such combination or reclassification, the Offering Price or the Note Conversion Price, as applicable, shall be increased appropriately so that the Holder shall be entitled to receive the number of Conversion Shares (or shares issuable upon conversion thereof) which it would have owned immediately following such action had this Note been converted immediately prior thereto.

(i)                                    Capital Reorganization or Reclassification.  If the Conversion Shares shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Sections 3(f) and (g)), then in each such event the Holder shall have the right thereafter to convert this Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the Holder of the number of Conversion Shares into which this Note might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

(j)                                    Merger or Consolidation.  If at any time or from time to time there shall be an acquisition of the Company by another entity by means of merger, consolidation or otherwise, resulting in the exchange of the outstanding Conversion Shares for securities or consideration issued or caused to be issued by the acquiring entity or any of its affiliates, then, as a part of such acquisition, provision shall be made so that the Holder shall thereafter be entitled to receive, upon conversion of this Note, the number of shares of stock or other securities or property of the acquiring corporation resulting from such acquisition to which the Holder would have been entitled if the Holder had converted this Note immediately prior to such acquisition.  In any such case appropriate adjustments shall be made in the application of the provisions of this Section 3(i) with respect to the rights of the Holder after such acquisition to the end that the provisions of this Section 3(i) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

(k)                                Notice to Holders.  In the event the Company shall propose to take any action of the type described in Sections 3(f), (g), (h), or (i), the Company shall give notice to the Holder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Offering Price or the Note Conversion Price, as applicable, and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of this Note.  In the case of any action which would require the fixing of a record date, such notice shall be given at least fifteen (15) days prior to the date so fixed, and in case of all other action, such notice shall be given at least twenty (20) days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(l)                                    Costs.  The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of Conversion Shares upon conversion of this Note; provided, however, that the Company shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder.

(m)                              Reservation of Shares.  The Company shall take all necessary action to reserve, and, at such time as such action has been taken, shall reserve at all times so long as any principal amount under this Note remains outstanding, free from preemptive rights, out of its authorized but unissued Conversion Shares, solely for the purpose of effecting the conversion of this Note, sufficient Conversion Shares to provide for the conversion of this Note.

(n)                                 Public Offering.  For purposes of this Section 3, a “Public Offering” shall mean the closing of an initial firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the sale of the Company’s Common Stock by a nationally recognized underwriter, at a price per share equal to or exceeding the greater of: (i) the stock price threshold established for mandatory conversion in the event of an initial public offering as part of the closing of the Series E Offering, or (ii) three (3) times the Note Conversion Price, if the Series E Preferred Offering has not yet closed by the time of such public offering, as applicable, and from which the proceeds to the Company (after deduction of underwriter’s commissions and expenses) are not less than $10,000,000.

4.                                      Subordination.  The payment of principal of and interest on this Note expressly is subordinated to all existing indebtedness of the Company (as noted in Exhibit A), and is a Secured obligation of the Company under Article 9 of the Uniform Commercial Code.

(a)                                  Default.  If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshaling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an Event of Default with respect to any indebtedness senior to this Note (“Senior Indebtedness”), then: (i) no amount shall be paid by the Company in respect of the principal of (or premium, if any) or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full; and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder that shall assert any right to receive any payments in respect of the principal of and the interest on this Note, except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.  The Company shall not make any payment upon or in respect of this Note if there occurs an event of default that continues beyond the applicable grace period with respect to non payment of any principal of or interest on any Senior Indebtedness, or the instrument under which any Senior Indebtedness is outstanding.  If there occurs any other event of default that continues beyond the applicable grace period with respect to any Senior Indebtedness, or the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made upon or in respect of the principal of (or premium, if any) or interest on this Note for a period of 179 days from the date on which the Company receives notice (a “Payment Stoppage Notice”) of any such default.  Only one Payment Stoppage Notice may be delivered in any one 365-day period.

(b)                                  Effect of Subordination.  Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 4 to receive cash, securities or other properties otherwise payable or deliverable to the Holder, nothing contained in this Section 4 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions of this Section 4, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

(c)                                  Subrogation.  Subject to payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 4(b) above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness.  No such payments or distributions applicable to the Senior Indebtedness, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, shall be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 4, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, shall be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

(d)                                  Undertaking.  By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 4.

5.                                      Assignment.  Subject to the restrictions on transfer described in Section 7 below, the rights and obligations of the Company and the Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

6.                                      Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of the Company and holders of at least sixty six and two-thirds percent (66 2/3%) in principal amount of all then outstanding Notes (exclusive of Notes held by the Company or its subsidiaries or affiliates) issued pursuant to the Securities Purchase Agreement.  Notwithstanding the foregoing, without the consent of the Holder, an amendment or waiver may not:

(a)                                  reduce the principal of or extend the Maturity Date of this Note;

(b)                                  reduce the rate of or extend the time for payment of interest, including defaulted interest, on this Note;

(c)                                  waive a default in the payment of the principal of or the interest on, or principal or other payment with respect to, this Note;

(d)                                  make this Note payable in money or other than that stated in this Note; or

(e)                                  alter the provisions of the Securities Purchase Agreement so as to increase or decrease the percentage of holders of Notes required to consent to any amendment thereof or of the Notes or to waive compliance with any term thereof or of the Notes.

7.                                      Transfer of this Note.  The Holder understands that the Company will instruct any transfer agent not to register the transfer of this Note (or the Conversion Shares issued upon conversion of this Note) unless the conditions specified in the legend above are satisfied.

8.                                      Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery; upon confirmed transmission by facsimile; or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof; or upon deposit with the United States Post Office, by first-class mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed (a) if to a Purchaser, at the Purchaser’s address or email address as set forth on Exhibit “A” or at such other address as such Purchaser shall have furnished to the Company in writing, or (b) if to the Company, one copy shall be sent to its address or be email set forth above and addressed to the attention of the President, and another copy shall be sent or emailed to Desmond Kolke, Secretary/Treasurer for Etelos, Incorporated, P.O. Box 605, Enumclaw, WA  98022, or at such other addresses as the Company shall have furnished to the Purchasers.

9.                                      No Rights of a Shareholder.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or consent or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company prior to the time that this Note is converted into Conversion Shares pursuant to Section 3.

10.                               Governing Law; Venue.  This Note shall be governed by and construed in accordance with the laws of the State of Washington, and venue for any action taken in connection herewith or related hereto shall exclusively reside in King County, Washington.

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SUBORDINATED NOTE

SIGNATURE PAGE

This Note has been executed and delivered as of the date first above written.

ETELOS, INCORPORATED

By:
Jeffery Garon, Chief Executive Officer

Accepted and agreed by Holder:

(signature)

Brendan O’Neil, Enable Opportunity
Partners LP
(print name)

Principal and Portfolio Manager
(title of representative, if applicable)

Address:	One Ferry Building, Suite 255
San Francisco, CA	94111

Telephone:	415-677-1578

Facsimile	415-677-1578